Exhibit 10.1

EMPLOYMENT AND CONSULTING AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) between Hexcel Corporation, a Delaware corporation (the “Company”), and David E. Berges (the “Executive”), is dated July 30, 2013 (the “Effective Date”), and amends and restates the Amended and Restated Employment Agreement dated December 31, 2008 (the “Previous Agreement”).

WHEREAS, immediately prior to the Effective Date, the Executive was employed by the Company and served as Company’s Chief Executive Officer and the Chairman of the Company’s Board of Directors (the “Board”) under the Previous Agreement which expires on July 30, 2014;

WHEREAS, the Company and the Executive would like the Executive to transition to the role of Executive Chairman of the Board effective as of the Effective Date and to retire from his employment with the Company effective as of December 31, 2013 (the “Retirement Date”);

WHEREAS, the Company desires to facilitate an orderly transition of the Executive’s responsibilities, and to retain the benefit of the Executive’s knowledge, judgment, and expertise for a fixed consulting period from January 1 through December 31, 2014;

WHEREAS, in addition, the Company desires and the Executive agrees to extend the period of non-competition for an additional year; and

WHEREAS, in connection with the foregoing, the Company and the Executive wish to amend and restate the Previous Agreement;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      EMPLOYMENT.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to serve the Company as an employee, on the terms and conditions set forth in this Section 1.

(a)                                 TERM; RETIREMENT.  The Executive shall be employed by the Company hereunder through the Retirement Date, unless the Executive’s employment is early terminated by the Company or the Executive in accordance with Section 2 (the period commencing on the Effective Date and ending on the earlier of the Date of Termination (as defined in Section 2(f)) and the Retirement Date, the “Employment Period”).  Effective as of the end of the Retirement Date, the Executive shall terminate his employment with the Company by reason of his retirement and resign from the Board and from his positions as a director or executive officer of any of the Company’s subsidiaries.

(b)                                 POSITION AND DUTIES.  During the Employment Period, the Executive shall serve as Executive Chairman of the Board and shall have such responsibilities, duties and authorities consistent with such position and as may from time to time be assigned to the Executive by the Board.  The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company; provided, however,  that the Executive will be permitted to serve as a director to other for-profit and not-for-profit organizations and corporations so long as (a) such service does not materially interfere with the performance of his obligations hereunder and (b) such organizations and corporations are not competitive in any business area in which the Company is engaged during the Employment Period as may be determined by the Company.  The Executive has furnished to the Company a list of each such entity prior to the Effective Date and shall update such list as appropriate.

(c)                                  PLACE OF PERFORMANCE.  In connection with the Executive’s employment by the Company, the Executive shall perform his duties and conduct his business, and his principal place of employment shall be, at the principal executive offices of the Company, except for required travel on the Company’s business. COMPENSATION AND RELATED MATTERS.

(i)                                     SALARY.  During the Employment Period, the Company shall pay to the Executive an annual base salary at a rate of $1,023,750 (the “Base Salary”).  The Base Salary shall be paid in substantially equal installments, no less frequently than monthly, in accordance with the Company’s standard payroll practices.

(ii)                                  ANNUAL BONUS.  In respect of calendar year 2013, the Executive shall participate in the Company’s Management Incentive Compensation Plan (the “MICP”) and shall have the target bonus opportunity and maximum bonus opportunity thereunder determined by the Compensation Committee of the Board (the “Committee”) and communicated to the Executive in January 2013.

(iii)                               TRANSITION BONUS.  In consideration for the Executive’s continued employment by the Company as Executive Chairman of the Board and for the Executive’s assistance in facilitating an orderly transition of the duties and responsibilities of the Chief Executive Officer of the Company to the Executive’s successor (the “Successor”), the Executive will be eligible to receive a transition bonus (the “Transition Bonus”) equal to $1,000,000.  The Executive will be entitled to receive the Transition Bonus only if (A) the Executive remains employed by the Company as Executive Chairman of the Board through the Retirement Date and (B) the Committee, acting reasonably and in good faith, determines at its regularly scheduled meeting in January 2014 that the Executive has used his best efforts to achieve the Transition Objectives (as defined below), and, if the foregoing conditions are met, the Transition Bonus will be paid to the Executive as soon as practicable but in no event later than ten (10) days following the date of the Committee’s first regularly scheduled meeting in January 2014.  For purposes of this Agreement, “Transition Objectives” shall mean as requested by the successor CEO or the Board (1) supporting communication of the leadership transition throughout the Company, (2) transitioning key customer relationships, (3) transitioning relationships with investors and the financial community, (4) facilitating the Successor’s evolving relationship with the Board, (5) facilitating the Successor’s introduction to the specialized responsibilities of the Board committees, (6) advising with respect to organizational changes, (7) transitioning decision-making on key projects, including mergers and acquisitions, finance and capital investments, to the Successor and (8) transitioning the leadership role of the Hexcel Leadership Team to the Successor.

(iv)                              OTHER BENEFITS.   During the employment Period, the Company and the Executive have entered into the Amended and Restated Supplemental Executive Retirement Agreement effective as of December 31, 2008 (the “SERP”).  The Executive shall be entitled to participate in all other employee benefit plans and arrangements of the Company applicable to, and on a basis no less favorable than, senior level executives (including, without limitation, medical, dental, vision, hospitalization, life insurance, short- term disability, long-term disability, accidental death and dismemberment protection and travel accident insurance plans), except that the Executive shall not participate in the perquisites program for executives.

(v)                                 VACATIONS.  The Executive shall be entitled to six weeks of vacation in calendar year 2013, which shall be inclusive of all vacation taken by the Executive in calendar 2013 prior to the Effective Date. Executive shall forego any carryover vacation accruals as of the Retirement Date.

(vi)                              EXPENSES.  During the term of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including but not limited to all reasonable and customary expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(d)                                 DIRECTORSHIPS/OTHER OFFICES.  The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company’s subsidiaries and in one or more executive offices of any of the Company’s subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is from time to time provided by the Company or any of its subsidiaries to its other directors and senior executive officers.

(e)                                  INDEMNIFICATION.  Notwithstanding any other provision of this Agreement to the contrary, during the Employment Period and upon the Executive’s termination of employment hereunder for any reason, the Company shall take such action necessary and appropriate to provide that the Executive’s rights to indemnification from the Company as provided by applicable law, by the Company’s charter and by-laws and by any agreement between the Company and the Executive shall not be affected in any manner adverse to the Executive and shall be continued in full force and effect for a period of at least six years following such termination of employment.

2.                                      TERMINATION OF EMPLOYMENT.  Unless earlier terminated in accordance with the provisions of this Section 2, the Executive’s employment hereunder shall terminate by reason of his retirement effective as of the Retirement Date.  The Executive’s employment hereunder may be terminated prior to the Retirement Date without any breach of this Agreement only under the following circumstances:

(a)                                 DEATH.  The Executive’s employment hereunder shall terminate upon his death.

(b)                                 DISABILITY.  If the Executive is unable, due to physical or mental incapacity, to substantially perform his full time duties and responsibilities of employment under Section 1 of this Agreement for a period of three consecutive months (as determined by a medical doctor selected by Company and Executive) the Company may terminate the Executive’s employment hereunder for “Disability”.  If the parties cannot agree on a medical doctor for purposes of such determination of Disability, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(c)                                  TERMINATION BY THE COMPANY.  The Company may terminate the Executive’s employment hereunder (i) without Cause or (ii) for Cause.  For purposes of this Agreement, “Cause” shall mean (A) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s incapability due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, or (B) the willful engaging by the Executive in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct that constitutes a violation of Section 7 hereof).  No act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1) reasonable notice from the Board to Executive setting forth the reasons for the Company’s intention to terminate for Cause, (2) delivery to the Executive of a resolution duly adopted by the affirmative vote of two-thirds or more of the members of the Board then in office (excluding the Executive) at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this section and specifying the particulars thereof in detail, (3) an opportunity for the Executive, together with his counsel, to be heard before the Board and (4) delivery to the Executive of a Notice of Termination from the Board specifying the particulars thereof in detail.

(d)                                 TERMINATION BY THE EXECUTIVE.  The Executive may terminate his employment hereunder for (i) Good Reason or (ii) upon no less than thirty (30) days’ notice, without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent; provided, that if such occurrence has not resulted in a material negative change (within the meaning of Section 1.409A-1(n)(2)(i) of the Treasury Regulations or any successor provision) to the Executive in his service relationship with the Company then such occurrence shall not constitute Good Reason:

(A)                               a material diminution in the Executive’s position, duties, responsibilities or authority as Executive Chairman of the Board (except during periods when the Executive is unable to perform all or substantially all of his duties on account of illness (either physical or mental) or other incapacity);

(B)                               a material reduction in the Executive’s annual rate of Base Salary as set forth in Section 1(d)(i) of this Agreement or as the same may be increased from time to time;

(C)                               removal of the Executive from his position as Executive Chairman of the Board;

(D)                               a change in the reporting structure so that the Executive reports to someone other than the Board;

(E)                                failure by the Company to continue in effect any compensation plan in which the Executive participates which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute plan) has been made with respect to such plan, or failure by the Company to continue the Executive’s participation therein (or in such substitute plan) on a basis not materially less favorable to the Executive including, without limitation, his target and maximum annual bonus opportunities provided in Section 1(d)(ii);

(F)                                 failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the

Executive was participating (except for across-the-board changes similarly affecting all senior executives of Company and all senior executives of any Person in control of Company), or failure by the Company to provide the Executive with six weeks of paid vacation in calendar year 2013 (including for this purpose all vacation taken by the Executive in calendar year 2013 prior to the Effective Date);

(G)                               failure by the Company to provide facilities or services which are reasonably necessary for the performance of the Executive’s duties or responsibilities or the exercise of his authority;

(H)                              failure of any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation or otherwise) to the Company to assume the Company’s obligations hereunder or failure by the Company to remain liable to the Executive hereunder after such assumption;

(I)                                   any termination by the Company of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of a Notice of Termination contained in this Agreement; or

(J)                                   the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Executive’s principal place of employment as of the date hereof.

There shall be no termination for Good Reason without written notice from the Executive within 30 days following his knowledge of the circumstances giving rise to Good Reason describing the basis for the termination and the Company’s having 30 days in which to cure.  Notwithstanding the foregoing, there shall be no termination for Good Reason unless the Executive gives Notice of Termination within thirty days after the initial occurrence of the circumstances giving rise to Good Reason.

(e)                                  NOTICE OF TERMINATION.  Any termination of the Executive’s employment by the Company or by the Executive (other than a termination by reason of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f)                                   DATE OF TERMINATION.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30)-day period), (iii) if the Executive’s employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, (iv) if the Executive’s employment is terminated pursuant to subsection (d)(i) above, the date on which the Company’s cure period expires if the circumstances giving rise to Good Reason have not been cured as of such date, and (v) if the Executive’s employment is terminated pursuant to subsection (d)(ii) above, the date specified in the Notice of Termination, but in no event less than thirty (30) days after the Notice of Termination is given; provided, however, that if the date of the Executive’s “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations or any successor provision) is different than the date as determined in accordance with (i) through (v) above, as applicable, the date of the Executive’s “separation from service” shall be the “Date of Termination” for all purposes under this Agreement.

3.                                      COMPENSATION UPON CERTAIN EVENTS.  Upon the termination of the Executive’s employment with the Company on or prior to December 31, 2013, the Executive shall be entitled to the applicable payments and benefits set forth in this Section 3.  Unless otherwise specified, all payments pursuant to this Section 3 shall be paid to the Executive, or the Executive’s legal representative in the event of his death, no later than ten (10) days following the Date of Termination or the Retirement Date, as applicable.

(a)                                 ANY TERMINATION OF EMPLOYMENT.  If the Executive’s employment with the Company is terminated for any reason, in addition to the amounts and benefits provided pursuant to the remainder of this Section 3, the Company shall pay or provide to the Executive (i) any fully earned but unpaid performance bonus for completed performance periods, subject to any deferral election that the Executive has made with respect to such amounts, (ii) any expense reimbursements owed to the Executive by the Company and (iii) all compensation and benefits that are due to the Executive under the terms of the Company’s compensation and benefit plans, programs and arrangements in accordance with the terms of such plans, programs and arrangements.

(b)                                 DISABILITY.  If the Executive’s employment with the Company is terminated by reason of the Executive’s Disability, then (i) the Executive shall receive disability benefits in accordance with the terms of the long-term disability program then in effect for senior executives of the Company, (ii) the Company shall pay to the Executive his Base Salary through the end of the month immediately preceding the month in which such disability benefits commence and (iii) the Company shall pay to the Executive a bonus for calendar year 2013 equal to the Executive’s bonus as determined under the MICP for such year multiplied by a fraction, the numerator of which is the number of days during such year that the Executive was employed by the Company and the denominator of which is 365 (the “Pro Rata Bonus”).

(c)                                  DEATH.  If the Executive’s employment with the Company is terminated by reason of the Executive’s death, then the Company shall pay to the Executive’s legal representative (i) the Executive’s accrued but unpaid Base Salary through the Date of Termination (the “Earned Salary”) and (ii) the Pro Rata Bonus.

(d)                                 BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE OTHER THAN FOR GOOD REASON.  If the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall pay the Executive the Earned Salary.

(e)                                  BY THE COMPANY OTHER THAN FOR DISABILITY OR CAUSE; BY THE EXECUTIVE FOR GOOD REASON.  If the Executive’s employment with the Company is terminated by the Company other than for Disability or Cause or by the Executive for Good Reason, then the Company shall pay the Executive:

(i)                                     the Earned Salary;

(ii)                                  the Pro Rata Bonus;

(iii)                               within two business days following the Date of Termination, a cash lump sum equal to the product of (A) two and (B) the sum of (1) the annual Base Salary rate in effect for the Executive immediately preceding the Date of Termination, disregarding any reduction in annual Base Salary which constitutes Good Reason hereunder and (2) the average of the last three annual bonus amounts awarded to the Executive under the MICP; and

(iv)                              for the twenty-four (24) month period immediately following the Date of Termination, the Executive shall continue to participate in all medical, dental, hospitalization, life insurance and other welfare plans and programs, in each case in which he was participating on the Date of Termination (or, if any such plan or program does not permit his participation, the Company shall provide the Executive with the economic equivalent on an after-tax basis).  Benefits or payments otherwise receivable by the Executive pursuant to this Section 3(e)(iv) shall be reduced to the extent benefits of the same type are received by or made available to the Executive by a subsequent employer during the twenty-four (24) month period following the Date of Termination (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive).

(f)                                   BY REASON OF RETIREMENT.  If the Executive’s employment with the Company is terminated effective as of the Retirement Date by reason of the Executive’s retirement, then the Company shall pay the Executive the Earned Salary and the Executive’s bonus as determined under the MICP for calendar year 2013.

(g)                                  CHANGE IN CONTROL.

(i)                                     IN GENERAL.  If the Executive’s employment with the Company is terminated by the Company other than for Disability or Cause, or by the Executive for Good Reason, in either case within two years following a Change in Control, then the Executive shall receive the payments and benefits set forth in Section 3(e) above, except that the two times multiplier set forth in Section 3(e)(iii) shall be increased to three and the 24-month benefit continuation period set forth in Section 3(e)(iv) above shall be extended to 36 months.

(ii)                                  POTENTIAL CHANGE IN CONTROL.  If the Executive’s employment with the Company is terminated by the Company other than for Disability or Cause, or by the Executive for Good Reason, in either case, during the period of a Potential Change in Control or at the request of a Person who, directly or indirectly, takes any action designed to cause a Change in Control, then the Company shall make payments and provide benefits to the Executive under this Agreement as though a Change in Control had occurred immediately prior to such termination of employment.  A “Potential Change in Control” shall exist during the period commencing at the time the Company enters into any agreement or arrangement which, if consummated, would result in a Change in Control and ending at the time such agreement or arrangement either (A) results in a Change in Control or (B) terminates, expires or otherwise becomes of no further force or effect.

(h)                                 DEFINITIONS.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Change in Control” shall mean the occurrence of any one of the following events:

(A)                               any Person is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of either (1) the combined fair market value of the then outstanding stock of the Company (the “Total Fair Market Value”) or (2) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company

(the “Total Voting Power”); excluding, however, the following: (I) any acquisition by the Company or any of its Affiliates, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, (III) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (D) below and (IV) any acquisition of additional stock or securities by a Person who owns more than 50% of the Total Fair Market Value or Total Voting Power of the Company immediately prior to such acquisition; or

(B)                               any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that, together with any securities acquired directly or indirectly by such Person within the immediately preceding twelve-consecutive month period, represent 40% or more of the Total Voting Power of the Company; excluding, however, any acquisition described in subclauses (I) through (IV) of subsection (A) above; or

(C)                               a change in the composition of the Board such that the individuals who, as of the original effective date of this Agreement, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered an Incumbent Director; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered an Incumbent Director; provided finally, however, that, as of any time, any member of the Board who has been a director for at least twelve consecutive months immediately prior to such time shall be considered an Incumbent Director for purposes of this definition, other than for the purpose of the first proviso of this definition; or

(D)                               there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding Common Stock of the Company and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

provided, however, that notwithstanding anything to the contrary in subsections (A) through (D)

above, an event which does not constitute a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not be considered a Change in Control for purposes of this Agreement.

(ii)                                  “Affiliate” of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

(iii)                               “Beneficial Owner” shall have the meaning used in Rule 13d-3 promulgated under the Exchange Act.  “Beneficially Own” shall have a correlative meaning.

(iv)                              “Control” shall have the meaning specified in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement.

(v)                                 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(vi)                              “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and 14(d) of the Exchange Act.

4.                                      EXCISE TAX.

(a)                                 MODIFIED GROSS-UP.  It shall be determined whether this Section 4(a) applies prior to any determination pursuant to Section 4(b) hereof.  This Section 4(a) shall apply if “Total Payments” (as defined in Section 4(a)(i)) are equal to or exceed one-hundred-and-ten percent (110%) of the “Safe Harbor Amount”.  The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax (as defined in Section 4(a)(i)).

(i)                                     If any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment in respect of a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

(ii)                                  For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the

Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and the Executive, shall be selected.  The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)                               In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(b)                                 VALLEY.  This Section 4(b) shall apply only if it has been previously determined that Section 4(a) hereof does not apply.  This Section 4(b) shall then apply if the “Total Payments” (as defined in Section 4(b)(i)) would be subject (in whole or part) to the “Excise Tax” (as defined in Section 4(b)(i)) and the Total Payments are less than one-hundred-and-ten percent (110%) of the “Safe Harbor Amount” (as defined in Section 4(a)).

(i)                                     Notwithstanding any other provisions of this Agreement, in the event that any payment, benefit, property or right received or to be received by the Executive in connection with a Change in Control or the Executive’s termination of employment in respect of a Change in Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments, benefits, properties and rights being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision (the “Code”), then the payments and benefits provided under Section 3(e) hereof (“Severance Payments”) which are cash shall first be reduced on a pro rata basis, and the noncash Severance Payments shall thereafter be reduced on a pro rata basis, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments); provided, however, that the Executive may elect (by waiving the receipt or enjoyment of all or any portion of the noncash Severance Payments at such time and in such manner that the Severance Payments so waived shall not constitute a “payment” within the meaning of Section 280G(b) of the Code) to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

(ii)           For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s Independent auditor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the written opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and the Executive, shall be selected.  The fees and expenses of Tax Counsel and the Auditor shall be paid by the Company.

(c)           OTHER TERMS.  At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions, or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and all such opinions or advice shall be in writing, shall be attached to the statement and shall expressly state that the Executive may rely thereon).  If the Executive objects to the Company’s calculations, the Company shall pay to the Executive such portion of the payments as the Executive determines is necessary to result in the proper application of Section 4(a)(i) or 4(b)(i) above.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceeding concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

(d)           PAYMENT TIMING.  A Gross-Up Payment payable pursuant to Section 4(a)(i) shall be paid as soon as administratively practicable, but in any event no later than March 15 of the year following the year in which the Change of Control giving rise to such payment occurs.

Any additional Gross-Up Payment payable pursuant to Section 4(a)(iii) and which was not paid by March 15 of the year following the year in which the Change of Control giving rise to such payment occurs (a “Non-Exempt Gross-Up Payment”) shall be paid as soon as administratively practicable, but in any event no later than the last day of the Executive’s taxable year next following the taxable year in which the Executive remits the taxes to which such Gross-Up Payment or additional Gross-Up Payment relates.

5.             NO MITIGATION.  The Company agrees that, if the Executive’s employment with the Company terminates during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company hereunder.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise, except as specifically provided in this Agreement.

6.             CONSULTING SERVICES.

(a)           CONSULTING PERIOD.  If the Executive’s employment with the Company terminates by reason of the Executive’s retirement effective as of the Retirement Date, then the Executive shall serve as a consultant to the Company during the period commencing on January 1, 2014 and ending on December 31, 2014 or such earlier date as is determined by either the Company or the Executive pursuant to this Section 6(a) (the “Consulting Period”).  The Executive’s service as a consultant may be terminated by either the Company or the Executive for any reason upon thirty (30) days’ prior written notice or by the Company without notice if the Company determines in its reasonable discretion that the Executive has committed the Specified Conduct (the date that the Executive’s service as a consultant actually terminates, the “Consulting Termination Date”).  For purposes of this Agreement, “Specified Conduct” shall mean (i) the willful and repeated failure by the Executive to perform the Services (as defined below) reasonably requested by the Company or (ii) the willful engaging by the Executive in conduct that constitutes a violation of Section 7 hereof.

(b)           SERVICES TO BE RENDERED; SUPPLIES, EQUIPMENT AND OPERATING COSTS.

(i)            During the Consulting Period, the Executive shall provide services as a consultant to the Company (the “Services”), including by providing the Company, upon request, with strategic advice and guidance regarding matters of importance to the Company’s business and by participating in conference calls, reviewing relevant materials, and attending meetings.

(ii)           During the Consulting Period, the Company shall not require the Executive to spend on average more than five (5) hours per work week performing the Services without the Executive’s consent and, in any event, the Company and the Executive anticipate that the level of services to be provided by the Executive during the Consulting Period will be no more than twenty percent (20%) of the average level of services performed by the Executive as Chief Executive Officer of the Company and Executive Chairman of the Board, as applicable, during the thirty-six (36) months immediately preceding the Retirement Date.

(iii)          During the Consulting Period, the Company will reimburse the Executive for airfare, local transportation, meals and lodging expenses that the Executive reasonably incurs in the course of out-of-town travel specifically requested and approved in advance by the

Company, provided that such expenses are incurred and accounted for in accordance with the Travel and Entertainment Policy for Directors and Executive Officers in effect from time to time.

(iv)          Except as otherwise provided in Section 6(b)(iii) or in this Section 6(b)(iv), as a self-employed independent contractor, the Executive (A) will retain control over the manner and means by which the Executive provides the Services, provided that the Company shall determine the objectives of the Services and timeframes for completion of particular projects, (B) will bear the cost of all operating and normal business expenses incurred by the Executive, including the cost of paying any staff, employees or others that the Executive may retain to assist him in the performance of the Services and (C) will provide, at his own cost, all equipment and supplies, computers, software, communications devices or any other supplies or equipment needed to render the Services, except that, for the convenience of the Company and to establish appropriate security of communications with the Company and its employees and affiliates, the Company will furnish the Executive with a Company configured computer and IPhone and technical support to maintain the level of access to Company files and security of communications necessary for the Executive to perform his consulting responsibilities.  The Executive will not be required to work any fixed schedule and will set his own hours, subject to deadlines required by the Company.  With the exception of in-person meetings that may be scheduled at times that are mutually convenient to the Company and the Executive, the Executive will not be required to work at any particular location.

(c)           PAYMENT FOR SERVICES.  In consideration for the Services, in lieu of pay, the Company shall grant to the Executive a performance share award (the ‘Award”) with a target grant date fair value of $1,100,000, subject to the terms and conditions of the Hexcel Corporation 2013 Incentive Stock Plan and an award agreement thereunder approved by the Committee. The Award shall be granted in 2014 at the same time as performance share awards are granted to executives of the Company (the “2014 Executive Awards”), and will be earned over a three-year performance period encompassing calendar years 2014, 2015 and 2016 with a payout grid based on achievement of one or more performance metrics determined by the Committee in its discretion as are applicable to the 2014 Executive Awards; provided, that the Executive shall be entitled to receive the shares earned pursuant to the Award (the “Earned Shares”) only if the Executive continues to serve as a consultant pursuant to the terms of this Agreement through December 31, 2014.  Notwithstanding the foregoing, if the Executive’s service as a consultant is terminated prior to December 31, 2014 (i) due to the Executive’s death or (ii) by the Company other than by reason of the Executive’s commission of the Specified Conduct, then the Executive or the Executive’s estate as applicable shall be entitled to receive the Earned Shares at the time that such shares are scheduled to be delivered pursuant to the terms of the award agreement.

(d)           INDEPENDENT CONTRACTOR RELATIONSHIP.  At all times during the Consulting Period, the relationship of the Executive to the Company shall be that of an independent contractor, and nothing herein shall be construed to create or imply any relationship of employer-employee, principal-agent, partnership, joint venture, or other relationship between the Company and the Executive.  The Executive shall hold no authority, express or implied, to obligate the Company or make representations on the Company’s behalf and shall make no representation to others to the contrary.  Amounts paid to the Executive hereunder will be reported on IRS Form 1099-Misc. The Executive shall be solely responsible for payment of all taxes arising out of his activities in connection with the Services, including, without limitation, federal and state income taxes, self-employment taxes, and any other taxes or business license fees as required ; the Company shall not be responsible for paying any such taxes on the Executive’s behalf.  No amount payable hereunder shall be counted for purposes of calculating or accruing any benefit or service for purposes of any pension, retirement, health, welfare, or other benefit plan or program. The Executive’s performance of the Services will not count toward, and does not and will not make the Executive eligible to participate in, any benefit plan or program in which employees of the Company or its subsidiaries or affiliates participate.

7.             NONCOMPETITION/CONFIDENTIAL INFORMATION/COMPANY MATERIALS.

(a)           The Executive acknowledges that, as a senior management employee or senior advisor, the Executive has been and will be involved, on a high level, in the development, implementation and management of the Company’s global business plans, including those which involve the Company’s finances, research, marketing, planning, operations, and acquisition strategies.  By virtue of the Executive’s position and knowledge of the Company, the Executive acknowledges that his employment by a competitor of the Company represents a serious competitive danger to the Company, and that the use of the Executive’s experience and knowledge about the Company’s business, strategies and plans by a competitor can and would constitute a valuable competitive advantage over the Company.  In view of the foregoing, and in consideration of the payments made to the Executive under this Agreement, the Executive covenants and agrees that (i) while an employee of the Company and, if the Executive’s employment is terminated by a Notice of Termination, or by reason of retirement effective on the Retirement Date, and the Company has fulfilled its obligations under this Agreement, then for a period of two years (or three years if the Executive receives payments under Section 3(g) above) after the Date of Termination or the Retirement Date, as applicable,  and (ii) during the Consulting Period and for a period of two years after the Consulting Termination Date (clause (i) and (ii) together, the “Restricted Period”), the Executive will not (1) engage, in any capacity, directly or indirectly, including but not limited as director, employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a five percent (5%) equity interest in any enterprise) in any business entity engaged in competition with the business conducted by the Company on the Date of Termination or the Consultancy Termination Date, as applicable, anywhere in the world (the “Business”), provided, that these restrictions shall not apply so long as the Executive’s duties and responsibilities for any such business entity do not relate directly or indirectly to the business segment of such business entity which is actually or potentially competitive with the Business, or (2) directly or indirectly solicit any customer of the Company or any employee to terminate employment with the Company, or incite, assist or support any effort to effect a Change in Control of the Company, but this shall not prevent the Executive from voting shares in the Company beneficially owned by him in any transaction constituting a Change in Control. The Company and the Executive agree that, during the Restricted Period, if the Executive wishes to engage in an activity which is prohibited by this Section 7(a), the Executive may request that the Company waive the prohibition imposed by this Section 7(a) in respect of such activity and the Company shall consider such request and shall determine, in its sole discretion, whether to waive the prohibition.

(b)           The Executive agrees that all processes, technologies, designs and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not (collectively “Inventions”), conceived, developed, invented or made by the Executive during the Executive’s employment with the Company and during the Consulting Period shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.  At the request of the Company, the Executive shall (i) promptly disclose such inventions to the Company, (ii)

assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries, (iii) sign all papers necessary to carry out the foregoing, and (iv) give testimony or otherwise take action in support of the Executive’s status as the inventor of such Inventions, in each case at the Company’s expense.

(c)           In addition to any obligation regarding Inventions, the Executive acknowledges that the trade secrets and confidential and proprietary information of the Company, its subsidiaries and affiliates, including without limitation:

(i)            unpublished information concerning (A) research activities and plans, (B) marketing or sales plans, (C) pricing or pricing strategies, (D) operational techniques, and (E) strategic plans;

(ii)           Unpublished financial information, including information concerning revenues, profits and profit margins;

(iii)          internal confidential manuals; and

(iv)          any “material nonpublic information” as such phrase is used for purposes of the Exchange Act;

all constitute valuable, special and unique information of the Company, its subsidiaries and affiliates.  In recognition of this fact, the Executive agrees that he will not disclose any such trade secrets or confidential or proprietary information (except (w) information which becomes publicly available without violation of this Agreement, (x) information of which the Executive, prior to disclosure by the Executive, did not know and should not have known was disclosed to the Executive by a third party in violation of any other person’s confidentiality or fiduciary obligation, (y) disclosure required in connection with any legal process (provided the Executive promptly gives the Company written notice of any legal process seeking to compel such disclosure and reasonably cooperates in the Company’s attempt to eliminate or limit the scope of such disclosure) and (z) disclosure while employed by the Company which the Executive reasonably and in good faith believes to be in or not opposed to the interests of the Company) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Executive make use of any such information for the benefit of any person, firm, corporation or other entity except on behalf of the Company, its subsidiaries and affiliates.

8.             SUCCESSORS; BINDING AGREEMENT.

(a)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)           This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

9.             NOTICE.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

David E. Berges

c/o Hexcel Corporation

Two Stamford Plaza

281 Tresser Blvd.

If to the Company:

Hexcel Corporation

Two Stamford Plaza

281 Tresser Blvd.

Stamford, CT 06902

Attn:  Board of Directors

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.          CONSTRUCTION; GOVERNING LAW.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Executive and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

11.          VALIDITY.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.          COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.          DISPUTE RESOLUTION.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Stamford, Connecticut, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 hereof.  The Company shall advance to the Executive all legal fees and expenses incurred by the Executive in seeking to obtain or enforce any right under this Agreement as a result of his termination of employment, including all such fees and expenses incurred in contesting, arbitrating or disputing any action or failure to act by the Company, provided that the Executive shall be required to repay all such amounts to the Company unless the Executive obtains a final determination supporting at least part of his claim and there has been no determination that the balance of his claim was made in bad faith.

14.          ENTIRE AGREEMENT; REPRESENTATIONS.

(a)           This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.  In the event of any inconsistency between any provision of this Agreement and any provision applicable to the Executive in any plan, program, policy or other agreement of the Company, the provisions of this Agreement shall control to the extent that such provisions of this Agreement are more favorable to the Executive.

(b)           The Company represents and warrants that (i) it is fully authorized by its Board or the Committee (and by any person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company or any agreement among holders of its shares and (iii) upon execution and delivery of this Agreement by the Company and the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by the inapplicability of equitable remedies in certain circumstances.

(c)           The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

15.          SECTION 409A.

(a)           The parties intend that each payment and benefit provided under this Agreement shall be exempt from, or in compliance with, Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments and benefits, and the parties shall interpret and perform the Agreement in accordance with such intent.  The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties, or interest thereunder.  However, in the event that the amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A, the Executive shall be solely liable for the payment of any such taxes, penalties or interest.

(b)           The amount of any reimbursements of eligible expenses or in-kind benefits provided to the Executive under this Agreement in one taxable year shall not affect the amount of any reimbursements or in-kind benefits that the Executive may be eligible to receive under this Agreement in any other taxable year, the right to such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, and the reimbursement of an expense incurred by the Executive shall be made on or before the last day of the Executive’s taxable year following the year in which the expense was incurred.  The Executive shall be responsible for submitting claims for reimbursement in a timely manner to enable payment within the timeframe provided herein.

(c)           The Executive shall be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the Date of Termination or the Retirement Date, as applicable, and therefore any payments or benefits (i) that constitute “deferred compensation” under Section 409A and the Treasury Regulations, (ii) for which there is no applicable exemption, (iii) that are payable as a result of the Executive’s separation from service and (iv) that would otherwise have been paid or provided to the Executive during the first six (6) months following the Executive’s separation from service shall instead be paid or provided instead to the Executive in a lump sum on the earlier of (x) the date which is six (6) months following the Executive’s separation from service and (y) the date of the Executive’s death, and not before.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

HEXCEL CORPORATION

by

Rob G. Hennemuth

EXECUTIVE

David E. Berges